DUNHAM FUNDS

SIXTH AMENDMENT TO THE CUSTODY AGREEMENT

THIS SIXTH AMENDMENT effective as of August 30, 2016, to the Custody Agreement dated as of March 30, 2010, as amended November 28, 2011, June 30, 2011, August 31, 2012, January 24, 2013 and August 30, 2013 (the “Agreement”), is entered into by and between DUNHAM FUNDS, a Delaware business trust (the “Trust”), and U.S. BANK, N.A. a national banking association (the "Custodian").

RECITALS

WHEREAS, the Trust and the Custodian entered into the Agreement; and

WHEREAS, the Trust and the Custodian desire to add the Dunham Alternative Dividend to the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the Trust and the Custodian agree to the following:

Amended Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

DUNHAM FUND	U.S. BANK, N.A.
By: /s/Denise S. Iverson	By: /s/ Michael R. McVoy
Name: Denise Iverson	Name: Michael R. McVoy
Title: Treasurer	Title: Senior Vice President

Amended Exhibit C to the

Custody Agreement – Dunham Funds

Separate Series of the Dunham Funds

Name of Series

DUNHAM CORPORATE/GOVT BOND FUND

DUNHAM HIGH-YIELD BOND FUND

DUNHAM MONTHLY DISTRIBUTION FUND

DUNHAM APPRECIATION & INCOME FUND

DUNHAM LARGE CAP VALUE FUND

DUNHAM REAL ESTATE STOCK FUND

DUNHAM INTERNATIONAL STOCK FUND

DUNHAM SMALL CAP VALUE FUND

DUNHAM SMALL CAP GROWTH FUND

DUNHAM EMERGING MARKETS STOCK FUND

DUNHAM DYNAMIC MACRO FUND

DUNHAM FOCUSED LARGE CAP GROWTH FUND

DUNHAM ALTERNATIVE STRATEGY FUND

DUNHAM INTL OPPORTUNITY BOND FUND

DUNHAM FLOATING RATE BOND FUND

DUNHAM ALTERNATIVE DIVIDEND FUND